Exhibit 99.1

News Release

MEDQUIST RECEIVES NASDAQ STAFF DETERMINATION

MARLTON, N.J.—(BUSINESS WIRE)—May 24, 2004-MedQuist Inc. (NASDAQ:MEDQE) today announced that, on May 18, 2004, it received a Notice of Additional Delinquency letter from the Nasdaq Listing Qualifications Hearings Department indicating that, in addition to the company’s previously disclosed filing delinquency for the Form 10-K for the year ended December 31, 2003, the company failed to timely file its Form 10-Q for the quarterly period ended March 31, 2004, as required by Nasdaq Marketplace Rule 4310(c)(14). The letter serves as formal notification that the company’s common stock is subject to delisting from The Nasdaq National Market as a result of the company’s failure to timely file the Form 10-Q and that the Nasdaq Listing Qualifications Panel (the “Panel”) will consider this additional filing delinquency in rendering its decision whether to delist the company’s common stock.

On April 29, 2004, at a hearing before the Panel regarding the Form 10-K filing delinquency, the company requested that its common stock continue to be listed on The Nasdaq National Market.  On May 24, 2004, the company supplemented its prior submission to the Panel in response to the Notice of Additional Delinquency.  The Company will not be able to file its delinquent Form 10 K and Form 10-Q with the Securities and Exchange Commission until after completion of an independent review of the company’s billing practices.  To date, the company has not received notification regarding the Panel’s delisting determination.  There can be no assurance that the Listing Qualifications Panel will agree with the company’s request to continue the listing of MedQuist’s common stock on The Nasdaq National Market.

If the company’s common stock is delisted from The Nasdaq National Market, it will not be eligible immediately to trade on the Over-the-Counter Bulletin Board because MedQuist is not at this time current in its reporting obligations under the Securities Exchange Act of 1934.  There can be no assurance that the company will become current in its reporting obligations.

The statements above regarding the outcome of the Listing Qualifications Panel hearing, MedQuist’s ability to become current on its reporting obligations, MedQuist’s ability to list on the Over-the-Counter Bulletin Board, and any other expectations or anticipated events are “forward-looking” statements within the meaning of the securities laws and regulations.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.

About MedQuist:

MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

For more information contact: Brian J. Kearns, Chief Financial Officer, MedQuist Inc., 856-810-8000 ext. 4418